Note 8: New accounting pronouncement
In March 2008, Statement of Financial Accounting
Standards No. 161, Disclosures about Derivative
Instruments and Hedging Activities (SFAS 161) an amendment of FASB Statement No. 133, was issued and is effective for fiscal years beginning after November 15, 2008. SFAS 161 requires enhanced disclosures about how and why an entity uses derivative instruments and how derivative instruments affect an entitys financial position. Putnam Management is currently evaluating the impact the adoption of SFAS 161 will have on the funds financial statement disclosures.
In September 2008, FASB Staff Position FAS 133-1 and
FIN 45-4, Disclosures about Credit Derivatives and Certain
Guarantees: An Amendment of FASB Statement No. 133 and FASB Interpretation No. 45; and Clarification of the
Effective Date of FASB Statement No. 161 (Amendment) was issued and is effective for annual and interim reporting periods ending after November 15, 2008. The
Amendment requires enhanced disclosures regarding a funds credit derivatives holdings and hybrid financial instruments containing embedded credit derivatives.
Management is currently evaluating the impact the adoption of the Amendment will have on the funds financial statement disclosures.